Exhibit 28a(3) under Form N-1A

Exhibit  3(i) under Item 601/Reg. S-K

FEDERATED U.S. GOVERNMENT SECURITIES FUND: 2-5 YEARS

Amendment No. 9
To the Amended & Restated
DECLARATION OF TRUST
Dated May 19, 2000

THIS Declaration of Trust is amended as follows:

Delete the first paragraph of Section 5 in Article II from the Declaration of Trust and substitute in its place the following:

Section 5.  Establishment and Designation of Series or Class.

Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes shall be and are established and designated as

Federated U.S. Government Securities Fund: 2-5 Years
Class R Shares
Institutional Shares
Institutional Service Shares

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 13th day of August, 2010, to become effective on December 31, 2010.

WITNESS the due execution hereof this 9th day of November, 2010.

/s/ John F. Donahue	/s/ Peter E. Madden
John F. Donahue	Peter E. Madden

/s/ John T. Conroy, Jr.	/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.	Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis	/s/ R. James Nicholson
Nicholas P. Constantakis	R. James Nicholson

/s/ John F. Cunningham	/s/ Thomas M. O’Neill
John F. Cunningham	Thomas M. O’Neill

/s/ J. Christopher Donahue	/s/ John S. Walsh
J. Christopher Donahue	John S. Walsh

/s/ Maureen Lally-Green	/s/ James F. Will
Maureen Lally-Green	James F. Will